Exhibit 99.2

HF2 FINANCIAL MANAGEMENT INC.

OVER-ALLOTMENT OPTION EXERCISED

DENVER, COLORADO, April 2, 2013 – HF2 Financial Management Inc. (NASDAQ: HTWO) (the “Company”) announced today that the over-allotment option for its initial public offering was exercised and consummated to the full extent of 2,295,000 shares of Class A Common Stock (the “Public Shares”). The 17,595,000 Public Shares sold in the offering, including the 2,295,000 Public Shares sold pursuant to the over-allotment option, were sold at an offering price of $10.00 per share, generating gross proceeds of $175,950,000 to the Company. EarlyBirdCapital, Inc. and Sandler O’Neill + Partners, L.P. acted as joint book running managers of the initial public offering. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, New York 10016 or from Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020.

The Company has deposited $184,747,500 (including $15,984,000 of proceeds from the sale of 1,598,400 shares of Class A Common Stock to the Company’s sponsors in a private placement), or $10.50 per Public Share, into a trust account maintained by Continental Stock Transfer & Trust Company acting as the trustee. The funds will not be released from the trust account except under certain limited circumstances as described in the prospectus relating to the offering.

HF2 Financial Management Inc. is a newly formed blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination. The Company’s efforts to identify an initial prospective target business will not be limited to any particular industry or geographic region, although the Company intends to focus its search on companies operating in the financial services industry.

A registration statement relating to the Public Shares was filed and declared effective by the Securities and Exchange Commission on March 21, 2013. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

All questions and inquiries for further information should be directed to Richard S. Foote, President and Chief Executive Officer of the Company. He can be reached via telephone at 212-207-1012.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.